                                                                     EXHIBIT 4.3
                              GENITOPE CORPORATION

                            INVESTOR RIGHTS AGREEMENT

                                        TABLE OF CONTENTS

                                                                                                                      PAGE
SECTION 1.            GENERAL...................................................................................        2

         1.1      Definitions...................................................................................        2

SECTION 2.            REGISTRATION; RESTRICTIONS ON TRANSFER....................................................        3

         2.1      Restrictions on Transfer......................................................................        3

         2.2      Demand Registration...........................................................................        4

         2.3      Piggyback Registrations.......................................................................        6

         2.4      Form S-3 Registration.........................................................................        7

         2.5      Expenses of Registration......................................................................        8

         2.6      Obligations of the Company....................................................................        8

         2.7      Termination of Registration Rights............................................................       10

         2.8      Delay of Registration; Furnishing Information.................................................       10

         2.9      Indemnification...............................................................................       10

         2.10     Assignment of Registration Rights.............................................................       12

         2.11     Amendment of Registration Rights..............................................................       13

         2.12     Limitation on Subsequent Registration Rights..................................................       13

         2.13     "Market Stand-Off" Agreement..................................................................       13

SECTION 3.            COVENANTS OF THE COMPANY..................................................................       13

         3.1      Basic Financial Information and Reporting.....................................................       13

         3.2      Inspection Rights.............................................................................       14

         3.3      Confidentiality of Records....................................................................       14

         3.4      Stock Vesting.................................................................................       14

         3.5      Key Man Insurance.............................................................................       15

         3.6      Proprietary Information and Inventions Agreement..............................................       15

         3.7      Termination of Covenants......................................................................       15

SECTION 4.            RIGHTS OF FIRST REFUSAL...................................................................       15

         4.1      Subsequent Offerings..........................................................................       15

         4.2      Exercise of Rights............................................................................       16

         4.3      Issuance of Equity Securities to Other Persons................................................       16

         4.4      Termination of Rights of First Refusal........................................................       16

         4.5      Transfer of Rights of First Refusal...........................................................       16

                                       i.

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                               PAGE

         4.6      Excluded Securities....................................       16

SECTION 5.            MISCELLANEOUS......................................       17

         5.1      Governing Law..........................................       17

         5.2      Successors and Assigns.................................       17

         5.3      Entire Agreement.......................................       18

         5.4      Severability...........................................       18

         5.5      Amendment and Waiver...................................       18

         5.6      Delays or Omissions....................................       18

         5.7      Notices................................................       18

         5.8      Attorneys' Fees........................................       19

         5.9      Titles and Subtitles...................................       19

         5.10     Counterparts...........................................       19

         5.11     Aggregation of Stock...................................       19

         5.12     Pronouns...............................................       19

                                      ii.

                              GENITOPE CORPORATION

                            INVESTOR RIGHTS AGREEMENT

         THIS INVESTOR RIGHTS AGREEMENT (the "AGREEMENT") is entered into as of the 29th day of August, 2003, by and among GENITOPE CORPORATION, a Delaware corporation (the "COMPANY"), Dorland Corporation, a Pennsylvania corporation, Silicon Valley Bank, and the investors listed on Exhibit A hereto and Stanford
C. Finney. The investors listed on Exhibit A hereto shall be collectively referred to hereinafter as the "INVESTORS" and each individually as an "INVESTOR."

                                    RECITALS

         WHEREAS, the Company and the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are parties to the Fourth Amended and Restated Investor Rights Agreement dated March 19, 2002 (the "FOURTH INVESTOR RIGHTS AGREEMENT") and the Company, Dorland Corporation and the holders of Series E Preferred Stock are parties to the Second Investor Rights Agreement dated April 22, 2003 (the "SECOND INVESTOR RIGHTS AGREEMENT" and, together with the Fourth Investor Rights Agreement, the "PRIOR INVESTOR RIGHTS AGREEMENTS");

         WHEREAS, the Company desires to have one investor rights agreement governing the registration rights of its stockholders;

         WHEREAS, the Company and the Investors desire to amend and restate the Prior Investor Rights Agreements to combine the Fourth Investor Rights Agreement and the Second Investor Rights Agreement into one agreement with substantially the same terms as the Fourth Investor Rights Agreement and the Second Investor Rights Agreement;

         WHEREAS, the Board authorized and the Company entered into that certain Note and Warrant Purchase Agreement dated April 22, 2003, by and between the Company and the persons and entities (the "BRIDGE INVESTORS") named on the Schedule of Purchasers attached thereto, pursuant to which the Company issued to the Bridge Investors (i) convertible promissory notes in the aggregate principal amount of $4,280,009 (the "NOTES") and (ii) warrants to purchase 856,001 shares of Series E Preferred Stock (the "WARRANTS");

         WHEREAS, Stanford C. Finney, a current investor and member of the Board, has assisted the Company in putting in place with Bank One, N.A. lines of credit from which the Company could draw up to an aggregate of $8,000,000 by personally guaranteeing the lines of credit;

         WHEREAS, as consideration for Mr. Finney acting as a guarantor of the Company's obligations under the lines of credit, Mr. Finney has required that
(i) subject to stockholder approval of an Amended and Restated Certificate of Incorporation authorizing shares of Series F preferred stock, the Company issue to Mr. Finney a warrant to purchase 1,600,000 shares of the Company's Series F preferred stock at an exercise price of $1.50 per share (the "SERIES F WARRANT"), (ii) the Notes and the accrued interest payable thereon be automatically converted into shares of Series E preferred stock at a conversion price of $1.50 per share and (iii) the

                                       1.

Warrants be cancelled ((i), (ii) and (iii) shall collectively be referred to as "SERIES F FINANCING"); and

         WHEREAS, in connection with the Series F Financing, the Company desires to grant registration, information and other rights set forth herein to Stanford
C. Finney with respect to the Series F Warrant and shares of capital stock issued upon exercise thereof.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:

SECTION 1. GENERAL.

         1.1 DEFINITIONS. As used in this Agreement the following terms shall have the following respective meanings:

                  (a) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  (b) "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  (c) "HOLDER" means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

                  (d) "INITIAL OFFERING" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

                  (e) "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  (f) "REGISTRABLE SECURITIES" means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities and (c) solely for purposes of Sections 2.3, the 14,000 shares of the Company's Common Stock held by Dorland Corporation. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned or (iii) held by a Holder (together with its affiliates) if, as reflected on the Company's list of stockholders, such Holder (together with its affiliates) holds less than 1% of the Company's outstanding Common Stock (treating all shares of preferred stock on an as converted basis), the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon

                                       2.

conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

                  (g) "REGISTRABLE SECURITIES THEN OUTSTANDING" shall be the number of shares of the Company's Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

                  (h) "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

                  (i) "SEC" or "COMMISSION" means the Securities and Exchange Commission.

                  (j) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  (k) "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

                  (l) "SHARES" shall mean (i) shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (including shares of Series E Preferred Stock issued or issuable upon conversion of the Notes) held by the Investors listed on Exhibit A hereto and their permitted assigns and (ii) 1,600,000 shares of Series F Preferred Stock issuable upon exercise of the Series F Warrant.

                  (m) "SPECIAL REGISTRATION STATEMENT" shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

         2.1      RESTRICTIONS ON TRANSFER.

                  (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

                           (i)      there is then in effect a registration
statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                                       3.

                           (ii)     (A) The transferee has agreed in writing to
be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act.

                  (b) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                  THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

         The foregoing legends shall be removed from the Certificates representing any Shares or Registrable Securities at the request of the Holder thereof at such time as such Shares or Registrable Securities become registered under the Securities Act or such Shares or Registrable Securities become eligible for resale pursuant to Rule 144(k) under the Securities Act.

         2.2      DEMAND REGISTRATION.

                  (a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding (the "INITIATING HOLDERS") that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities on a Form other than Form S-3 for a reasonably anticipated aggregate offering price to the public in excess of five million dollars ($5,000,000), net of underwriting discounts and commissions (a "QUALIFIED PUBLIC OFFERING"), then the Company shall promptly give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use its reasonable best efforts to effect, as soon

                                       4.

as practicable, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

                  (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or
Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

                  (c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

                           (i)      prior to the date one hundred eighty (180)
days following the effective date of the registration statement pertaining to the Initial Offering;

                           (ii)     after the Company has effected two (2)
registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

                           (iii)    during the period starting with the date of
filing of, and ending on the date one hundred twenty (120) days following the effective date of the registration statement initiated by the Company; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

                           (iv)     if the Company shall furnish to Holders
requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

                                       5.

                           (v)      if within thirty (30) days of receipt of a
written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company's intention to file a registration statement for a public offering within ninety (90) days;

                           (vi)     if the Initiating Holders propose to dispose
of shares of Registrable Securities that may be immediately registered on a Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

                           (vii)    in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

         2.3 PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of the Common Stock of the Company (including, but not limited to, registration statements relating to secondary offerings of the Common Stock of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a) UNDERWRITING. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. The Holders have no right to participate in the selection of the underwriters pursuant to this Section 2.3. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the aggregate amount of Registrable Securities held by selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. If any Holder disapproves of the

                                       6.

terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

                  (b) RIGHT TO TERMINATE REGISTRATION. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

         2.4 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of more than fifteen percent (15%) of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) at a time when the Company is eligible to register securities on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

                  (b) as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

                           (i)      if Form S-3 is not available for such
offering by the Holders;

                           (ii)     if the Holders, together with the holders of
any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

                           (iii)    if the Company shall furnish to the Holders
a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the

                                       7.

Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

                           (iv)     if the Company has, within the twelve (12)
month period preceding the date of such request, already effected a total of two
(2) registrations on Form S-3 for the Holders pursuant to this Section 2.4;

                           (v)      if within thirty (30) days of receipt of a
written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company's intention to make a public offering within ninety (90) days, other than registration statements relating to employee benefit plans; or

                           (vi)     in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

         2.5 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under
Section 2.3 or Section 2.4 herein shall be borne by the Company. If the Company, within the twelve (12) month period preceding the date of request, has paid the expenses of a total of two (2) registrations pursuant to Section 2.4 hereof, all Registration Expenses incurred in connection with registrations pursuant to
Section 2.4 shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

         2.6 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                                       8.

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the "SUSPENSION PERIOD"), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities proposed to be sold by the Initiating Holders, which consent shall not be unreasonably withheld. If so directed by the Company, the Initiating Holders shall use their best efforts to deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Initiating Holders' possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

                  (c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                                       9.

         2.7 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under this Section 2 shall terminate and be of no further force and effect three (3) years after the date of the Company's first firm commitment underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act in which (i) the purchase price is at least six dollars ($6.00) per share and (ii) gross proceeds to the Company (before underwriting discounts, commissions and fees) are at least ten million dollars ($10,000,000).

         2.8      DELAY OF REGISTRATION; FURNISHING INFORMATION.

                  (a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

                  (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

                  (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

         2.9 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with

                                      10.

investigating or defending any such loss, claim, damage, liability or action, including amounts paid in settlement thereof; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

                  (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements:
(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement (collectively, a "HOLDER VIOLATION"), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this
Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement

                                      11.

thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

                  (d)      If the indemnification provided for in this Section
2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

                  (e)      The obligations of the Company and Holders under this
Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         2.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that
(a) is a subsidiary, parent, general partner, limited partner, retired partner or affiliate of a Holder or any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such Holder,
(b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires all of a Holder's or if less than all at least fifty thousand (50,000) shares of Registrable Securities (as adjusted for stock splits and combinations); provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being

                                      12.

assigned, (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement and (iii) such transferee shall not be deemed by the Board of Directors of the Company to be a competitor or potential competitor of the Company.

         2.11     AMENDMENT OF REGISTRATION RIGHTS. Any provision of this
Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

         2.12 LIMITATION ON SUBSEQUENT REGISTRATION RIGHTS. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66- 2/3%) the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights senior to those granted to the Holders hereunder, other than the right to a Special Registration Statement.

         2.13 "MARKET STAND-OFF" AGREEMENT. If requested by the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act relating to the Initial Offering, provided that all officers and directors of the Company enter into similar agreements.

         The obligations described in this Section 2.13 shall not apply to a Special Registration Statement. The Company may impose stock transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty
(180) day period.

SECTION 3. COVENANTS OF THE COMPANY.

         3.1      BASIC FINANCIAL INFORMATION AND REPORTING.

                  (a) Upon request from a Holder, as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, the Company will furnish a consolidated balance sheet of the Company, as at the end of such fiscal year, and a consolidated statement of operations and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

                  (b) Upon request from a Holder, the Company will furnish such Holder, as soon as practicable after the end of the first, second and third quarterly accounting periods in

                                      13.

each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company as of the end of each such quarterly period, and a consolidated statement of operations and a consolidated statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

                  (c) So long as a Holder (with its affiliates) shall own not less than an aggregate of twenty thousand (20,000) shares of Registrable Securities (as adjusted for stock splits and combinations) (an "INFORMATION RIGHTS HOLDER"), the Company will furnish each such Information Right Holder upon request: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a consolidated balance sheet of the Company as of the end of each such month, and a consolidated statement of operations and a consolidated statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

         3.2 INSPECTION RIGHTS. Each Information Rights Holder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

         3.3 CONFIDENTIALITY OF RECORDS. Each Investor and Dorland Corporation agrees to use, and to use its best efforts to insure that its authorized representatives use the same degree of care as such Investor and Dorland Corporation uses to protect its own confidential information to keep confidential any information furnished to that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor and Dorland Corporation may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor and Dorland Corporation for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.

         3.4 STOCK VESTING. Unless otherwise unanimously approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement shall be subject to minimum vesting as follows: (a) to employees, directors, consultants and other service providers, (i) one-fourth (1/4) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person's services commencement date with the Company, and (ii) one forty-eighth (1/48) of such stock shall vest each month over the remaining three (3) years; and (b) to directors, (i) one-third (1/3) of such stock shall vest at the

                                      14.

end of the first year following the earlier of the date of issuance or such person's services commencement date with the Company, and (ii) one thirty-sixth (1/36) of such stock shall vest each month over the remaining two (2) years. With respect to any shares of stock purchased by any such person, the Company's repurchase option shall provide that upon such person's termination of employment or service with the Company, with or without cause, the Company or its assignee (to the extent permissible under applicable securities laws and other laws) shall have the option to purchase at cost any unvested shares of stock held by such person. Any proposed transfer of stock, stock options, common stock issued upon exercise of such stock options and stock equivalents issued to employees, directors, consultants and other service providers of the Company shall be subject to a right of first refusal in favor of the Company.

         3.5 KEY MAN INSURANCE. The Company will use its best efforts to maintain in full force and effect term life insurance in the amount of five million dollars ($5,000,000) on the life of Dan W. Denney, Jr., naming the Company as beneficiary.

         3.6 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. The Company shall require all employees to execute and deliver the Company's standard form of a Proprietary Information and Inventions Agreement and will require consultants to execute and deliver agreements providing for comparable protection of proprietary information and inventions, as adapted to the terms of the particular consulting arrangement.

         3.7 TERMINATION OF COVENANTS. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Holder on the closing of the Initial Offering.

SECTION 4. RIGHTS OF FIRST REFUSAL.

         4.1 SUBSEQUENT OFFERINGS. So long as Holder (with its affiliates) shall own not less than an aggregate of one hundred fifty thousand (150,000) shares of Registrable Securities (as adjusted for stock splits and combinations) (a "MAJOR INVESTOR"), such Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor's pro rata share is equal to the ratio of (a) the number of shares of the Company's Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "EQUITY SECURITIES" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

                                      15.

         4.2 EXERCISE OF RIGHTS. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

         4.3 ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. The Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. Each such participating Major Investor shall be entitled to obtain that portion of the unsubscribed shares that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investors bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor's rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company's notice to the Major Investors pursuant to
Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

         4.4 TERMINATION OF RIGHTS OF FIRST REFUSAL. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the closing of the Company's Initial Offering.

         4.5 TRANSFER OF RIGHTS OF FIRST REFUSAL. The rights of first refusal of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

         4.6 EXCLUDED SECURITIES. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity
Securities:

                  (a) stock issued pursuant to Section 2.3 of the Purchase Agreement;

                  (b) up to an aggregate amount of three million seven hundred forty-six thousand five hundred (3,746,500) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights for the purchase of such Common Stock, but excluding any shares of Common Stock repurchased by the Company) issued or to be issued to employees, officers or directors of,

                                      16.

or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

                  (c) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

                  (d) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination;

                  (e) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

                  (f) shares of Common Stock issued upon conversion of shares of the Company's Preferred Stock;

                  (g) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board;

                  (h) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

                  (i) shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that such strategic transactions and the issuance of shares therein has been unanimously approved by the Company's Board of Directors.

SECTION 5. MISCELLANEOUS.

         5.1 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         5.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

                                      17.

         5.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

         5.4 SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         5.5      AMENDMENT AND WAIVER.

                  (a) This Agreement may be amended or modified only upon the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding Registrable Securities.

                  (b) The obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding Registrable Securities.

                  (c) Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company to include additional purchasers of Shares as "Investors," "Holders" and parties hereto.

         5.6 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party's part of any breach, default or noncompliance under the Agreement or any waiver on such party's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

         5.7 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may

                                      18.

designate by ten (10) days advance written notice to the other parties hereto with a copy to Suzanne Sawochka Hooper, Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306.

         5.8 ATTORNEYS' FEES. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         5.9 TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         5.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         5.11 AGGREGATION OF STOCK. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         5.12 PRONOUNS. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                                      19.

         IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:                                      INVESTOR


GENITOPE CORPORATION


By:/s/ Dan W. Denney, Jr.                     By: /s/ Investor
   -------------------------------                ------------------------------
DAN W. DENNEY, JR.
Chief Executive Officer                       Title: ___________________________



Notices to the Company to be sent to:
Genitope Corporation
525 Penobscot Drive
Redwood City, CA 94063
Attn: Laura Randall Woodhead, Corporate Counsel
Phone: 650-472-2132
Fax:   650-472-2138

With copies to be sent to:
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attn: Suzanne Sawochka Hooper
Phone: 650-843-5180
Fax: 650-849-7400

                            INVESTOR RIGHTS AGREEMENT
                                 SIGNATURE PAGE

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

                                                                                     NUMBER OF SHARES OF
                             INVESTOR:                                                 PREFERRED STOCK:
                             ---------                                               -------------------
SERIES A PREFERRED STOCKHOLDERS:
Globus Growth Group, Inc.                                                                  420,858
Thompson Clive Investments PLC                                                             266,730
HSBC International Trustee Limited                                                         266,730
Dan Denney, Sr.                                                                            180,804
Mary Ann Denney                                                                            135,804
SBH Associates                                                                             113,256
Michael A. Harrison and Susan G. Harrison                                                  113,256
Fronos Investments Ltd.                                                                    113,256
William Wells, Trustee of The Wells Family Trust                                            81,088
Gordon D. Denney                                                                            77,677
Gordon D. Denney as Custodian Under UGMA for Davis Jordan Denney                            15,000
Gordon D. Denney as Custodian Under UGMA for Katherine Ann Denney                           15,000
William R. Srigley                                                                          10,000
Harold and Suzanne McGehee                                                                   6,764
Celia Ann Denney                                                                             2,500
Arthur F. and Lillian M. Jordan                                                              1,277

SERIES B PREFERRED STOCKHOLDERS:
Globus Growth Group, Inc.                                                                  332,992
Thompson Clive Investments PLC                                                             285,765
HSBC International Trustee Limited                                                         285,765
Chris Alafi                                                                                158,730
SBH Associates                                                                              99,898
Michael A. Harrison and Susan G. Harrison                                                   99,898
Fronos Investments Ltd.                                                                     99,898
Henry W. Hooker ttee FBO Hooker Buchtel U/W/O A.B. Williamson                               79,364
Geoffrey Carr                                                                               61,508
Patrick Proctor                                                                             50,000
Peter Stein                                                                                 40,000
Timothy Hooker                                                                              39,683
Erik Hornaess                                                                               39,682
William Wells, Trustee of The Wells Family Trust                                            33,298
Ziebelman Family Trust UDT dated 11/13/2002 Peter H. Ziebelman and
  Cynthia S. Ziebelman, Trustees                                                            27,778

                              SCHEDULE OF INVESTORS

Brad Hooker                                                                                 27,746
G. Steven Burrill                                                                           19,841
GC&H Investments                                                                            19,841
Timothy C. Hauck                                                                            19,841
James F. M'Guiness and Laverne M. M'Guiness                                                 13,492
Thomas M'Guiness                                                                             8,508
William R. Srigley                                                                           7,937
Robert Lawrence Hauck Jr.                                                                    7,936
Arthur F. and Lillian M. Jordan                                                              6,659
Bradford W. Hooker and Jamie M. Ball Trustees for the Bradford Hooker
QTIP Trust                                                                                   4,000
Dan Denney, Sr.                                                                              1,665
Mary Ann Denney                                                                              1,665

SERIES C PREFERRED STOCKHOLDERS:
Thompson Clive Investments PLC                                                             222,222
Bath Street Nominees Limited a/c 15099/1                                                   222,222
HSBC International Trustee Limited                                                         222,222
Herrick Holding Company                                                                    186,913
The Board of Trustees of the Leland Stanford Junior University                             100,432
Anne S. Bowers, Trustee, Ann S. Bowers Separate Property Trust                              66,954
Federico Faggin                                                                             66,954
Seganfreddo Giovanni                                                                        66,938
John C. Robinson                                                                            66,810
W.P. Bone, III                                                                              66,667
Barbara Hiller                                                                              55,796
Diana Bryan                                                                                 55,795
Miriam Kaegi                                                                                55,795
Fronos Investments Ltd.                                                                     53,554
Jeffrey Stuart Friedman                                                                     50,216
William Hasler                                                                              50,216
Owen Brown Enterprises Ltd.                                                                 50,216
V.W. Souveroff & Aileen P. Souveroff, Trustees Souveroff
Living Trust dtd. July 20, 1989                                                             35,151
Robert Colman, Trustee UDT c/o Colman Partners LLC                                          33,477
John Hanna                                                                                  33,477
William Wells, Trustee of The Wells Family Trust                                            33,477
Michael A. Harrison and Susan G. Harrison                                                   29,268
Sheila Ennis                                                                                26,782
Patrick Proctor                                                                             25,108

                              SCHEDULE OF INVESTORS

David Burwen, Trustee of the Burwen Family Trust U/D/T dated 9/30/88                        23,434
Peter Carroll, Esq.                                                                         20,086
TB&G Enterprises                                                                            18,709
G. Steven Burrill                                                                           16,739
James Ashbrook, Trustee of James W. and Melba J. Ashbrook Living Trust Dtd 5/22/91          16,739
Milton B. McColl                                                                            16,739
J. Anthony Terrell                                                                          16,739
Erik Hornaess                                                                               16,725
Stephen B. Herrick                                                                          13,950
Henry W. Hooker ttee FBO Hooker Buchtel U/W/O A.B. Williamson                               10,898
Greg Ennis                                                                                  10,023
Dr. James Mark                                                                              10,000
Los Altos Ventures LLC                                                                       6,695
Kent R. Seymour and Tracy S. Seymour                                                         6,695
Timothy Hooker                                                                               5,449
Jason Maas                                                                                   4,667
Bradford W. Hooker and Jamie M. Ball Trustees for the Bradford Hooker
QTIP Trust                                                                                   4,000
Michelle Stecklein                                                                           3,340
GC&H Investments                                                                             2,724
Brad Hooker                                                                                    359

SERIES D PREFERRED STOCKHOLDERS:
John F. McHale                                                                             769,230
John L. Strauss                                                                            400,000
Thompson Clive Investments PLC                                                             320,513
Band of Angels Fund, L.P.                                                                  192,307
Sobrato 1979 Revocable Trust                                                               192,307
The Pinnicle Fund, L.P.                                                                    192,307
Pacific Asset Partners                                                                     192,307
Fronos Investments Ltd.                                                                    192,307
Peninsula Equity Partners L.P.                                                             183,621
Robert Colman, Trustee UDT c/o Colman Partners LLC                                         134,615
HSBC International Trustee Limited                                                         128,205
Thompson Clive Growth Industries Fund                                                      128,205
Michael A. Harrisin and Susan G. Harrison                                                  115,384
Longwood Partners, LP                                                                      115,384
Carsam Biotech                                                                             112,307
Race Street Ventures, LLC                                                                  108,000
Michael C. Mewhinney                                                                       100,000
Robert L. Swisher, Jr.                                                                     100,000

                              SCHEDULE OF INVESTORS

Michael R. Corboy                                                                          100,000
BelVen Investments, Inc.                                                                   100,000
John Patterson                                                                              96,153
Mark and Alicia Davis                                                                       96,153
Robert Edward Patterson                                                                     76,923
Warrant E. Spieker, Jr. & Carol S. Spieker Trustees Spieker Living
Trust dtd. 1/26/84                                                                          76,923
Herrick Holding Company                                                                     71,577
David Patterson                                                                             67,307
Barry Don Brooks                                                                            57,692
John Peter McNiff                                                                           48,077
Robert A. Davidson                                                                          48,077
Bradie L. Speller                                                                           48,077
Victoria L. Lee                                                                             48,076
Stanford C. Finney, Jr.                                                                     46,153
John Arrillaga, Jr., Trustee of the John Arrillaga 1976 Childrens
Trusts uta dtd 12/27/76 FBO Laura K. Arrillaga                                              44,070
G. Steven Burrill                                                                           43,150
Dan Denney, Sr.                                                                             40,000
Kiley Revocable Trust                                                                       40,000
Camelot Medical Group, Inc. Profit Sharing Plan fbo Norman F. Sokoloff MD                   40,000
Mr. Shao F. Wang                                                                            40,000
Ted L. Snider, Jr.                                                                          40,000
Lawrence Owen Brown and Brooks H. Brown, Trustees of the Lawrence Owen
Family Trust u/d/t 10/30/87                                                                 40,000
Southwell Partners, L.P.                                                                    40,000
William D. King, Trustee of the William D. and Maribeth M. King Living
Trust u/d/t dated 12/6/85                                                                   40,000
Clough Investment Partners I, LP                                                            40,000
Diana Bryan                                                                                 39,096
Miriam Kaegi                                                                                39,096
Barbara Hiller                                                                              39,096
Pamela S. Atwood and Stanford H. Atwood, Jr.                                                38,462
SBH Associates                                                                              38,461
Mary Ann Denney                                                                             38,461
Jeffrey Stuart Friedman                                                                     38,461
The Board of Trustees of the Leland Stanford Junior University                              38,461
William Wells, Trustee of The Wells Family Trust                                            38,461
Gene F. Straube, Trustee of The Gene F. Straube Living Trust dated
5/25/89                                                                                     38,461
John S. Lemak                                                                               38,461
James P. Judge                                                                              38,461
William P. Esping                                                                           38,461

                              SCHEDULE OF INVESTORS

Charles S. White, III                                                                       38,461
Dove Investments, Ltd.                                                                      38,461
Pacific Rim Capital, LLC                                                                    38,461
The Albert Y.C. Yu and Mary C. Bechmann or their successor Trust utd 5/7/99                 38,461
Dennis McClain                                                                              38,461
Terence John O'Reilly                                                                       38,461
Barry M. Kitt                                                                               38,461
Charlene L. Rogers                                                                          38,461
Arthur C. Soares Trust                                                                      38,461
Frank Rimerman Investments VII                                                              38,461
Rober Walter Maier                                                                          38,461
Joseph Ray Nixon, Jr.                                                                       38,461
Winston Growth Fund Limited Partnership                                                     38,461
John Arrillaga, Jr.                                                                         38,461
William Hasler                                                                              35,186
W.P. Bone, III                                                                              35,000
John Joseph Christ                                                                          30,000
Lucia Alleva Englander                                                                      30,000
Bret Robert and Lori Celia Sokoloff                                                         29,615
Peter Carroll, Esq.                                                                         28,846
Worthing Capital, a California General Partnership                                          28,846
Patrick Proctor                                                                             25,000
Stacy J. Oelsen                                                                             25,000
John Hanna                                                                                  23,458
Stephen R. Bochner, M.D.                                                                    23,076
Erik Hornaess                                                                               20,000
Norman Sokoloff and Ilene Sokoloff, Trustees of the Sokoloff Family Trust                   20,000
Aqua Fund, L.P.                                                                             20,000
Thomas Patrick Theriault                                                                    20,000
Andrade Enterprises, LLC                                                                    20,000
Brad Hooker                                                                                 19,230
Timothy Hooker                                                                              19,230
Dieck-McGurk and Associate, L.P.                                                            19,230
Stuart A. Randle                                                                            19,230
Teddy Shalon                                                                                19,230
Brad S. Goodwin and Cathy W. Goodwin, Trustees of The Goodwin Family Trust, U/A/D 7/30/97   19,230
Richard D. Murdock                                                                          19,230
Donald E. Yost, Trustee Yost Family Trust dtd 8/13/85                                       19,230
Greg B. Scott                                                                               19,230
Ronald N. Kerr                                                                              19,230
Gary Ronald Bang                                                                            19,230
John De Benedetti                                                                           19,230

                              SCHEDULE OF INVESTORS

Edmon Russell Jennings, Jr. Trustee, The Edmon Russell Jennings, Jr.
Living Trust dtd May 12, 1995                                                               19,230
William Richard Canihan, D.D.S.                                                             19,230
C. William Pollock                                                                          19,230
Nicholas J. Simon                                                                           19,230
Henry Hooker as Trustee for Allice Hooker Buchtel                                           19,230
Paul Coghlan                                                                                19,230
Trust M2 u/w of Thomas J. Tierney                                                           19,230
Elliot Lepler and Marcia Lepler, Trustees of the Lepler Family Trust udt dated
December 26, 2000                                                                           18,830
David Burwen, Trustee of The Burwen Family Trust U/D/T dated 9/30/88                        17,307
Edwin P. Kaegi and Miriam D. Kaegi                                                          15,384
V.W. Souveroff & Aileen P. Souveroff, Trustees Souveroff Living Trust dtd July 20, 1989     15,000
Steve and Lena Scheinblum                                                                   15,000
John High Bradshaw and Karen Ross Bradshaw JTWRS                                            15,000
Joel Sokoloff and Celeste M. Lassiter, Trustees of The Sokoloff-Lassiter Trust, utd
11/23/94                                                                                    14,000
James J. and Laura M'Guinness                                                               12,500
Christopher D. McCleary                                                                     12,500
Raymond D. Lackey and Jennifer L. Lackey JTWRS                                              12,500
Geoffrey Carr                                                                               12,000
John L. Strauss Trustee, Eric J. Strauss Trust, FBO 4/17/99                                 12,000
John L. Strauss Trustee, Julie S. Stanton Trust, FBO 4/17/99                                12,000
John L. Strauss Trustee, Cheryl M. Strauss Trust, FBO 4/17/99                               12,000
Dr. James Mark                                                                              10,000
Sokoloff-Rudin Partners                                                                     10,000
Thomas J. Donovan                                                                           10,000
Samuel S. Moore                                                                             10,000
Mike Viracola                                                                               10,000
Jenny  J. Kim                                                                               10,000
John S. Kiley                                                                               10,000
Mike Saranga                                                                                 9,615
Patricia C. Woo                                                                              9,615
G.W. Jim Johnson, III                                                                        9,615
Ira H. Dorf & Rochells Dorf, Trustees of the Dorf Family Trust dtd 4/2/90                    9,615
John M. Harland                                                                              9,615
Security Trust Company, Custodian fbo Frank Ruderman IRA                                     9,615
Thomas J. Toy                                                                                9,615

                              SCHEDULE OF INVESTORS

Goldstein Asset Management                                                                   9,615
David and Juli Anne Bider                                                                    9,615
Allan Johnston                                                                               9,615
Allan May                                                                                    9,615
Michael Douglas Aldridge                                                                     9,615
Thomas L. Barton                                                                             9,615
Ira Wallis                                                                                   9,615
Todd Clendening                                                                              9,615
Diana and Barrett Bryan                                                                      9,615
B. Abbott Sparks                                                                             9,615
William E. Burns                                                                             9,615
Weiss, MD, Inc., MPPP                                                                        9,615
Steven Geoffrey Gourlay                                                                      9,615
Daniel Ruben                                                                                 9,615
Brian Frenzel                                                                                9,615
Douglass Given                                                                               9,615
Don G. Fisher                                                                                9,615
William E. Peacock, Trustee of The Bill Peacock Family Trust u/t/a dtd November 8, 1994      9,615
Bernard DiFore                                                                               9,615
Katherine Flynn Herschel McDonald                                                            9,615
Steven Randolph Johnson                                                                      9,615
James Leonard Gatten and Susan R. Gatten                                                     9,615
Wildcat Lake Ventures                                                                        9,615
Marie Helene Pastides and Peter Vallentyne                                                   9,615
Lawrence N. Goldstein                                                                        9,615
John & Angela Holberton Trust                                                                9,615
Peninsula Sodalis Fund L.P.                                                                  8,686
Harold and Suzanne McGehee                                                                   8,236
Gilbert H. Lackey                                                                            7,700
David Kaufman                                                                                7,692
Lewis and Blank International, LLC                                                           7,692
Stanley Feld Trustee of The Stanley Feld Trust UTA 11/28/90                                  7,692
Leslee L. Bechtel                                                                            7,692
Jason Maas                                                                                   6,923
Matthew Frank                                                                                6,500
J. Anthony Terrell                                                                           5,769
James W. Larrick MD PhD                                                                      5,769
Curtis Feeny, Trustee of The 1990 Feeny Family Trust A                                       5,769
Craig J. Coombs                                                                              5,769
Los Altos Ventures LLC                                                                       5,769
David G. Mohler and Jo Ann Heidi Roizen, Trustees of The Mohler/Roizen Revocable Trust
u/a/d 7/3/2000                                                                               5,769
Vaden M. Lackey, Jr. and Nancy D. Lackey JTWRS                                               5,400

                              SCHEDULE OF INVESTORS

Stephen B. Herrick                                                                           5,346
W.P. Bone, III Family Partnership, L.P.                                                      5,000
Thomas M'Guinness                                                                            4,119
James F. M'Guiness and Laverne M. M'Guiness                                                  3,957
Vaden M. Lackey, III and Stephen C. Walker JTWRS                                             3,900
Sheila Ennis                                                                                 3,846
Ferguson/Egan Family Trust dated 6/28/99                                                     3,846
James L. and Nita M. Lewis                                                                   3,846
Heather Gilker                                                                               3,846
Jon W. Bechtel                                                                               3,846
Forrest Jordan                                                                               3,846
Sandra Jordan                                                                                3,846
Tracie L. McEwen                                                                             3,846
Perri Sue Williams and Lynnart Williams                                                      3,462
Dolores Van Hoozer Phillips and Glenn Phillips                                               3,462
Gordon D. Denney as Custodian Under UGMA for Davis Jordan Denney                             2,500
Gordon D. Denney as Custodian Under UGMA for Katherine Ann Denney                            2,500
Raymond D. Lackey, Custodian for Eliza B. Lackey                                             2,500
Raymond D. Lackey, Custodian for Raymond D. Lackey, Jr.                                      2,500
Celia Ann Denney                                                                             2,500
Raymond D. Lackey, Custodian for Katherine Clark Lackey                                      2,500
Ronald W. Bechtel                                                                            2,308
Forrest Jordan, as Custodian for Haley Jordan                                                2,308
Srinivas Akkaraju                                                                            2,000
George Ulvang and Roxanne Morris Ulvang                                                      1,827
Arthur F. and Lillian M. Jordan                                                              1,764
Steve Tolevski                                                                               1,731
Carrie Jo Brown                                                                              1,000
Samuel Harris Lepler                                                                           400
David Anthony Dutra                                                                             56

SERIES E PREFERRED STOCKHOLDERS:
Thompson Clive Investments PLC                                                           1,104,664
Peninsula Equity Partners SBIC, L.P.                                                     1,259,482*
WS Opportunity Master Fund                                                                 966,666
Stanford C. Finney, Jr.                                                                    933,333*
Rainbow Investors                                                                          933,332*
Rainbow Trading Corporation                                                                933,332*
Rainbow Trading Systems, Inc.                                                              899,999*
Band of Angels Fund, L.P.                                                                  666,666
QFinance, Inc.                                                                             666,666

                              SCHEDULE OF INVESTORS

Carsam Biotech                                                                             600,000
Michael A. Harrison and Susan G. Harrison                                                  400,000
Walker Smith Capital Master Fund                                                           661,198*
Walker Smith International Fund, Ltd.                                                      605,465*
Fronos Investments Ltd.                                                                    360,000
Palladin Opportunity Fund LLC                                                              333,334
Southwell Partners, L.P.                                                                   333,332
US Bancorp Piper Jaffray ECM Fund II, LLC                                                  333,332
Johannes Zwick                                                                             299,985
Morgan Keegan Early Stage Fund L.P.                                                        260,000
WS Opportunity Fund International, Ltd.                                                    299,998*
Pacific Asset Partners                                                                     166,668
Rainbow Futures Partners, Ltd.                                                             300,000*
Longwood Partners, LP                                                                      133,334
Peter and Connie Lacaillade                                                                133,334
Rainbow Trading Venture Partners, Ltd.                                                     133,334
Warren E. Spieker, Jr. & Carol S. Spieker Trustees Spieker Living Trust dtd 1/26/84        133,332
Shinnecock Partners                                                                        100,000
Howard Rachofsky                                                                           500,000*
David Burwen, Trustee of The Burwen Family Trust U/D/T dated 9/30/88                        96,668
Peter Carroll, Esq.                                                                         90,000
Morgan Keegan Employee Investment Fund L.P.                                                 73,334
Race Street Ventures, LLC                                                                   69,000
Jerry Jordan                                                                                66,668
John Patterson                                                                              66,666
Mark and Alicia Davis                                                                       66,666
Sam Globus                                                                                  66,666
Covenant Investments, L.P.                                                                  66,666
Dorothy S. Globus                                                                           66,666
Rebecca Lynn Hyde-Barillas                                                                  66,666
Leland Stanford Jr. University                                                              66,666
John Rivlin                                                                                 66,666
Dawn F. Suttle as Trustee of the Suttle Family Trust                                        66,666
Dow Crocker                                                                                 66,666
Michael McCoy                                                                              333,333*
Van Oliver                                                                                  66,666
Victoria L. Lee                                                                             63,848
James Granbery, Jr.                                                                         60,000
Peninsula Equity Partners L.P.                                                              73,852*
William Hasler                                                                              50,000
Robert A. Davidson                                                                          50,000
Worthing Capital, a California General Partnership                                          50,000
Carl G. McCaslin, Jr.                                                                       50,000

                              SCHEDULE OF INVESTORS

McCaslin Properties Inc.                                                                    50,000
John Jay Buchtel                                                                            41,016
Cypress Point Partners                                                                     200,000*
Dean Morton, Trustee of the Dean O. and La Von Morton Trust                                 35,333
Anne S. Bowers, Trustee, Ann S. Bowers Separate Property Trust                              33,334
John Arrillaga, Jr., Trustee of the John Arrillaga 1976 Children Trusts
uta dtd 12/27/76 fbo Laura K. Arrillaga                                                     33,333
John Arrillaga, Jr.                                                                         33,333
John K. Arrillaga, Trustee of the John Arrillaga 1976 Children Trusts
UTA dtd 12/27/76 fbo John Arrillaga, Jr.                                                    33,333
Doug Edwards                                                                                33,333
Birke Marsh                                                                                 33,333
Chris Sadler                                                                                33,333
Michael Grant Watters & Terri Lynn Watters, Ttees Watters Family Trust
U/D/T December 17, 1999                                                                     33,333
SBH Associates                                                                              33,332
Dennis McClain                                                                              33,332
Ronald N. Kerr                                                                              33,332
Shao F. Wang                                                                                33,332
21st Century Management Partners LLC 401K FBO Peter H. Ziebelman & J.
Neil Weintraut                                                                              33,332
Wilson Jaeggli                                                                              33,332
US Bancorp Piper Jaffray EMC II - Investors 04 (side-by-side)                               33,332
Erik Hornaess                                                                               30,000
Timothy Hooker                                                                              30,000
John & Angela Holberton Trust                                                               30,000
Brad Hooker                                                                                 28,658
Race Street Seafood Kitchen                                                                 28,000
Rainbow Ventures Partners                                                                  133,333*
Lepler Family Trust Elliot Lepler and Marcia Lepler, Trustees                               25,000
Charles F. Ball                                                                             23,333
Timothy C. Hauck                                                                            23,332
William Wells, Trustee of The Wells Family Trust                                            20,000
Charles S. White, III                                                                       20,000
Frank Rimerman Investments VII                                                              20,000
Thomas M'Guinness                                                                           20,000
Rachel Gardner Smith                                                                        20,000
Lucia Alleva Englander                                                                      18,000
Mary Ann Denney                                                                             16,666
GC&H Investments c/o John Cardoza                                                           16,666
Federico Faggin                                                                             16,666

                              SCHEDULE OF INVESTORS

Stuart A. Randle                                                                            16,666
Michael Douglas Aldridge                                                                    16,666
Christopher D. McCleary                                                                     16,666
Steven Randolph Johnson                                                                     16,666
John Baldwin                                                                                16,666
Thomas A. Byrne                                                                             16,666
Elliot C. Lepler, M.D., A Sole Proprietor Profit Sharing Plan                               16,666
Joseph F. Patton                                                                            16,666
Earthman, William W. and Frances J.                                                         16,666
Lawrence Stone                                                                              16,666
President's Trust Company, Trustee for Michael N. Cotton, IRA Rollover                      16,666
Steve Gatens                                                                                16,666
Jason Maas                                                                                  16,664
Seganfreddo Giovanni                                                                        16,648
Lepler Family Trust, Elliot Lepler and Marcia Lepler, Trustees                              16,134
Dove Investments, Ltd.                                                                      15,562
Pinehurst Investment Partners                                                               66,666*
Shinnecock Investment Partners                                                              66,666*
William Ward                                                                                66,666*
Terence John O'Reilly                                                                       11,539
Terence John O'Reilly, Trustee of The O'Reilly Revokable Family Trust
of 1982                                                                                     11,539
UBS Paine Webber Custodian FBO of Bradford W. Hooker, Rollover (Acct. #
KU33535)                                                                                    11,348
V. W. Souveroff & Aileen P. Souveroff, Trustees Souveroff Living Trust
dtd July 20, 1989                                                                           11,000
Steven Geoffrey Gourlay                                                                     10,000
Marie Helene Pastides and Peter Vallentyne                                                   8,333
Marie Helene Pastides and Peter Vallentyne                                                   8,333
Brittain L.P.                                                                                8,332
J. Craig Mudge                                                                               6,668
Sheila Ennis                                                                                 6,666
David and Juli Anne Bider                                                                    6,666
Frank M. Duke                                                                                6,666
Deborah Marshall                                                                             6,666
Fenny 1990 Family Trust A                                                                    6,666
Neil and Setsuko Hood                                                                        4,333
William Lepler                                                                               3,333
Nancy Lepler                                                                                 3,333
Faith Stoddard                                                                               3,333
Shayna Stoddard                                                                              3,333
Jeffrey Stoddard                                                                             3,333

                              SCHEDULE OF INVESTORS

Daniel M. Burwen                                                                             3,333
Jason G. Burwen                                                                              3,333
Dr. Edward A. Weiss MD Inc. MPPP                                                             3,333
Stephen E. Globus                                                                            1,667
Neil and Setsuko Hood                                                                        1,667
Samuel Harris Lepler                                                                         1,600
Emily Lepler                                                                                   600

SERIES F PREFERRED STOCKHOLDERS:
Stanford C. Finney                                                                       1,600,000**

COMMON STOCKHOLDERS:
Dorland Corporation                                                                         14,000
TOTAL                                                                                   31,800,728

* Includes shares of Series E Preferred Stock issuable upon conversion of outstanding convertible promissory notes.

* *      Issuable upon exercise of a warrant.

                             SCHEDULE OF INVESTORS